Exhibit 99.1
News Release

Release Date: June 23, 2014	Contact:	Louise J. Casamento
Vice President of Marketing
443-285-8144
lcasamento@micros.com

Oracle to Acquire MICROS

Adds Innovative Hospitality and Retail Technology Vendor to Expand Oracle into More Industries

Columbia, MD – June 23, 2014—MICROS Systems, Inc. (NASDAQ:MCRS), a provider of information technology solutions for the hospitality and retail industries, today announced that it has entered into a definitive agreement to be acquired by Oracle. Under the terms of the agreement, MICROS stockholders will receive $68.00 in cash for each share of common stock they hold. The purchase price represents a fully-diluted equity value of approximately $5.3 billion, or $4.6 billion net of cash.

Cloud, mobile, social, big data and the internet of things are impacting every industry, encouraging companies to modernize in order to compete effectively. The addition of MICROS extends Oracle’s offerings in industries by combining MICROS’ industry specific applications with Oracle’s business applications, technologies and cloud portfolio. Together, Oracle and MICROS will help hotels, food & beverage facilities, and retailers to accelerate innovation, transform their businesses, and delight customers with complete, open and integrated solutions.

The Board of Directors of MICROS has unanimously approved the transaction. The transaction is expected to close in the second half of 2014, subject to MICROS stockholders tendering a majority of MICROS’ outstanding shares and shares representing vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions.

“MICROS has been focused on helping the world’s leading brands in our target markets since we were founded in 1977, including running more than 330,000 sites across 180 countries today,” said Peter Altabef, President and CEO, MICROS. “In combination with Oracle, we expect to help accelerate our customers’ ability to innovate and differentiate their businesses by utilizing Oracle’s technologies, cloud solutions, and scale. We are very excited about the great opportunities this will create for our customers and employees.”

“Oracle has successfully helped customers across multiple industries, harness the power of cloud, mobile, social, big data and the internet of things to transform their businesses,” said Oracle President Mark Hurd. “We anticipate delivering compelling advantages to companies within the Hospitality and Retail industries with the acquisition of MICROS.”

“We are committed to protecting and enhancing customer investments in MICROS solutions. MICROS’ management and employees will form a dedicated business within Oracle to maintain their focus on serving customers,” said Bob Weiler, Executive Vice President, Oracle Global Business Units. “Our industry organizations maintain deep domain expertise and focused investment, which includes more than 18,000 Oracle employees and over $500 million in annual R&D spend. This model has proven highly successful across several industries, and we look forward to bringing these same benefits to the customers of MICROS.”

“We expect this transaction to be immediately accretive to Oracle’s earnings on a non-GAAP basis and to expand over time,” said Oracle President and CFO Safra Catz.

More information about this announcement is available at micros.com/oracle.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise-wide applications, services and hardware for the hospitality and retail industries. Serving an extensive portfolio of clients worldwide, MICROS solutions are utilized in hotels, casinos, table and quick service restaurants, retail, leisure and entertainment, fuel and convenience, cruise, and travel operations in more than 180 countries, and on all seven continents. MICROS combines its industry knowledge and expertise to provide cloud-based, mobile and on premise solutions that allow its clients to streamline operations and successfully engage their customers.

MICROS applications include point of sale, property management, central systems, business intelligence, eCommerce, loyalty, CRM, loss prevention, distributed order management, labor management, inventory management, and merchandise planning solutions. MICROS services include hosting and SaaS, platform implementation and integration, strategic business consulting, interactive marketing, design services including creative and user experience, and managed services. MICROS stock is traded through NASDAQ under the symbol MCRS.

For more information on MICROS and its advanced information technology solutions for the hospitality and retail industries, please contact Louise Casamento, Vice President of Marketing at (443) 285-8144 or (866) 287-4736. You can also visit the MICROS website at www.micros.com or send an email to info@micros.com.  Follow MICROS on Facebook, LinkedIn, YouTube, and the MICROS Blog.

Additional Information and Where to Find It

This document does not constitute an offer to buy or a solicitation of an offer to sell securities. The tender offer for the outstanding shares of common stock of MICROS (“Offer”) described in this document has not commenced. At the time the Offer is commenced, Oracle Corporation (“Oracle”), OC Acquisition LLC and Rocket Acquisition Corporation, an indirect wholly-owned subsidiary of Oracle (the “Merger Subsidiary”) will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and MICROS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials and all other documents filed by MICROS, Oracle, OC Acquisition LLC or Merger Subsidiary with the SEC will be available  both at no charge on the SEC’s web site at www.sec.gov and may be obtained for free by directing requests to investors@micros.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, and reflect management’s best judgment based on factors currently known. Our actual results may differ materially from those discussed here. These risks and uncertainties include, among others: the timing of the closing of the proposed transaction, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the ability of the parties to meet the closing conditions, and other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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